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                                                                     EXHIBIT 3.3


              AMENDMENT TO ARTICLE III, SECTION 2 OF THE BYLAWS
                        OF SOUTHFIRST BANCSHARES, INC.
                      (INCREASING THE SIZE OF THE BOARD)

                                October 16, 2002

         WHEREAS, the Board of Directors has determined that it is in the best interests of SouthFirst Bancshares, Inc. (the "Company") to amend the Company's Bylaws, for the purpose of increasing the size of the Board of Directors, pursuant to and in accordance with the authority granted to the Board of Directors under the Company's Bylaws, in order to accommodate the appointment of Sandra H. Stephens to the Board of Directors; and

         WHEREAS, the Board of Directors desires to increase the number of directors constituting the Board of Directors from seven (7) to eight (8), but only upon approval by the Office of Thrift Supervision ("OTS") of the appointment of Sandra H. Stephens to the Board of Directors;

                  NOW, THEREFORE, BE IT RESOLVED, that, pursuant to and in accordance with Article XI of the Company's Bylaws, and subject to applicable review and approval by the OTS, if necessary under the terms of the Supervisory Agreement between First Federal of the South and the OTS, or otherwise deemed necessary by the Board of Directors or its legal counsel, the Bylaws of the Company hereby are amended, such amendment to be effective on or after the date that the OTS approves the appointment of Sandra H. Stephens to the Board of Directors, by restating Article III, Section 2 thereof, so as to read in its entirety as follows:

                  "SECTION 2. Number, Term and Election. The board of directors shall consist of eight (8) members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three (3) years and until their successors are elected and qualified. The board of directors shall be classified in accordance with the provisions of the Corporation's Certificate of Incorporation."

                  FURTHER RESOLVED, that, pursuant to and in accordance with the amendment and restatement of Article III, Section 2 of the Company's Bylaws, the size of the Board of Directors be, and hereby is, increased from seven (7) to eight (8) members, such increase to be effective on or after the date that the OTS approves the appointment of Sandra H. Stephens to the Board of Directors;

                  FURTHER RESOLVED, that the appropriate officers of the Company hereby are authorized and directed to do all such things necessary, convenient or appropriate, and to execute and deliver all documents and papers necessary or appropriate, to carry out the foregoing resolutions.